NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Double Digit Sales Increases for Both the Metals and
Specialty Chemicals Segments

Spartanburg, South Carolina, July 20, 2012...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the second quarter of 2012 produced net sales of $46,878,000, up 13% compared to net sales of $41,398,000 for the second quarter of 2011.  Net earnings for the second quarter of 2012 were $1,090,000 or $0.17 per share. This compares to net earnings of $1,709,000, or $0.27 per share for 2011’s second quarter.  For the first six months, net sales for 2012 were $94,250,000, up 12% compared to net sales of $84,141,000 for the first six months of 2011.  Net earnings were $2,427,000 or $0.38 per share for the first six months of 2012 compared to $4,209,000 or $0.66 per share for the same period of 2011. Inventory losses in our Metals Segment had a negative impact on the Company’s reported earnings in this year’s second quarter and first six months, while inventory profits increased the Company’s reported earnings in the second quarter and first six months last year. The approximate effect of inventory losses on this year’s second quarter and first six months results was a reduction of  reported earnings by $0.14 and $0.23 per share, respectively, while the inventory profits increased reported earnings per share for the same periods of the prior year by $0.03 and $0.06 per share, respectively.

Metals Segment

Sales in the second quarter of 2012 totaled $34,632,000, an increase of 13% over the same quarter last year. Operating income was $1,460,000 and $2,523,000 for the second quarters of 2012 and 2011, respectively. The sales increase resulted from a 20% increase in unit volumes partially offset by a 5% decrease in average selling prices. The Segment experienced a favorable product mix for the second quarter with higher priced non-commodity unit volume increasing 30% while commodity unit volume increased 13%. The volume growth was due to continued strength in special alloys and non-commodity stainless steel pipe as projects and distributor restocking remain strong. After experiencing a decline in the first quarter of 2012, large diameter and project pipe orders and shipments increased during the second quarter of 2012. During the second quarter, large diameter pipe sales returned to 2011 levels. The Segment is also focusing on international sales efforts, which continue to show year over year sales growth.

Sales for the first six months of 2012 increased 14% to $70,654,000 and operating income of $3,032,000 was 53% lower compared to the same period of the prior year.  Similar to the second quarter, the sales increase for the first six months was comprised of a 20% increase in unit volumes and a 5% decrease in average selling price.

Operating income for the second quarter and first six months declined from the same period last year due to two factors:

a)
Declining nickel prices resulted in inventory losses in the second quarter and first six months of this year of approximately $1,302,000 and $2,210,000, respectively.  For the same periods last year, rising nickel prices produced inventory profits of $249,000 and $557,000, respectively.  The impact to reported earnings was a negative swing of approximately $0.17 per share for the second quarter 2012 and $0.29 for the first six months of 2012.

b)
In the second quarter and first six months of the prior year, operating income for the fabrication unit of our Metals Segment was favorably affected by higher unit selling prices associated with the completion of several large scale lump-sum jobs. The unit realized $926,000 and $4,119,000 of additional billings during the second quarter and first six months of 2011, respectively, from these completed jobs which added approximately $0.09 per share and $0.42 per share, respectively.

Demand for manufactured pipe remains relatively strong, while the fabrication unit continues to deal with excess capacity in the industry which results in margin compression, which impacts our sales and profits.

Specialty Chemicals Segment

Sales for the Specialty Chemicals Segment in the second quarter of 2012 were $12,246,000, an increase of $1,367,000 or 13% from the second quarter of 2011.   Overall selling prices increased 8% during the second quarter of 2012 compared to the same quarter of 2011 and pounds shipped were up 5% over that same period. Sales for the first six months of 2012 increased 6% from the same period of 2011, with selling prices increasing 9% while pounds sold decreased 3%.

Operating income for the second quarter of 2012 was $1,076,000, up $217,000 or 25% from 2011 and was $2,205,000 for the first six months of 2012 compared to $1,633,000 for the same period of 2011, an increase of 35%. The increase in operating income resulted from the Segment increasing contract sales and strengthening textile / carpet sales.  The Segment is benefiting from a change in product mix to higher margin products and is focusing on controlling operating and support costs.

After approximately one year of product development, testing and production trials by the Segment’s Management Team, the Segment was selected by a global chemical manufacturer to produce a line of defoamer products for applications in the water and paint industries.  Production began in late May and will continue to ramp up over the next 60 days.  Sales and operating income for the second quarter were favorably affected by this additional business.

Other Items

Unallocated corporate expenses increased to $848,000 (1.8% of sales) from $712,000 (1.7% of sales) for the second quarter of 2012 compared 2011, respectively.  For the first six months of 2012, compared to the same period of 2011, these expenses increased to $1,580,000 (1.7% of sales) from $1,478,000 (1.8% of sales), respectively.  Higher projected performance based incentive bonuses, corporate development costs and loss of outsourcing revenues accounted for the majority of the increases.

Other income for the six months ended June 30, 2012 is comprised of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.

The Company’s cash balance was relatively unchanged during the second quarter of 2012, increasing from $110,000 at the end of 2011 to $122,000 as of June 30, 2012. As a result of the Specialty Chemicals Segment’s sales increasing 19% during the second quarter of 2012 compared with the fourth quarter 2011 and the Metals Segment’s sales increasing 16% for the same periods, net accounts receivable increased at June 30, 2012 by $2,952,000 from the prior year-end. Net inventories increased $3,890,000 as of the end of the second quarter 2012 compared to the end of the fourth quarter 2011 in support of projected sales increases for both segments.  Higher inventory purchases during the second quarter 2012 increased accounts payable by $3,007,000 at the end of the second quarter of 2012 compared to the prior year-end balance. Capital expenditures for the first six months of 2012 were $1,328,000 and the Company received life insurance proceeds of $734,000 for a former officer of the company. These items contributed to the Company having $8,864,000 of bank debt outstanding as of June 30, 2012, an increase of $214,000 from the year-end 2011 outstanding balance.

Outlook

Management is pleased with the on-going performance of its Metals and Chemicals Segments. Improvements in sales volumes, cost efficiencies and product mix should continue into the next several quarters.

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have just begun to show improvement. Excess capacity in the fabrication units continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, continue to decrease, however we have begun to see some stabilization of these prices. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in project and special alloy demand. We also continue to be optimistic about the fabrication business over the long term.  The sales team for fabricated products has been expanded and the current backlog remains satisfactory for scheduling and production control.  Approximately 81% of fabrication’s current backlog comes from paper and wastewater treatment projects. Total fabrication backlog was $20,027,000 at June 30, 2012, $22,743,000 at December 31, 2011 and $23,654,000 at July 2, 2011. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

Specialty Chemicals Segment’s sales and profits should show significant improvement for the third and fourth quarters of 2012 as it ramps up to full production for the additional defoamer products.  The Company believes that the potential for this additional business will approximate $18 million in annual sales and increase throughput by 30%.  The Company also expects sales levels to continue to improve throughout the remainder of 2012 as the result of aggressive product pricing and increased growth in textile and contract sales.  Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jun 30, 2012	Jul 2, 2011	Jun 30, 2012	Jul 2, 2011
(unaudited)

Net sales
Metals Segment	$34,632,000	$30,519,000	$70,654,000	$61,937,000
Specialty Chemicals Segment	12,246,000	10,879,000	23,596,000	22,204,000
	$46,878,000	$41,398,000	$94,250,000	$84,141,000
Operating income
Metals Segment	$1,460,000	$2,523,000	$3,032,000	$6,478,000
Specialty Chemicals Segment	1,076,000	859,000	2,205,000	1,633,000
	2,536,000	3,382,000	5,237,000	8,111,000
Unallocated expenses
Corporate	848,000	712,000	1,580,000	1,478,000
Interest and debt expense	46,000	27,000	92,000	56,000
Other income	-	-	(135,000)	-

Income before income taxes	1,642,000	2,643,000	3,700,000	6,577,000
Provision for income taxes	552,000	934,000	1,273,000	2,368,000

Net income	$1,090,000	$1,709,000	$2,427,000	$4,209,000

Net income per common share
Basic	$0.17	$0.27	$0.38	$0.67
Diluted	$0.17	$0.27	$0.38	$0.66

Average shares outstanding
Basic	6,343,000	6,311,000	6,336,000	6,303,000
Diluted	6,393,000	6,357,000	6,387,000	6,348,000

Backlog - Fabrication	$20,027,000	$23,654,000

Balance Sheets	Jun 30, 2012	Dec 31, 2011
(unaudited)

Assets
Cash	$122,000	$110,000
Accounts receivable, net	29,534,000	26,582,000
Inventories	46,953,000	43,063,000
Sundry current assets	4,893,000	4,883,000
Total current assets	81,502,000	74,638,000
Property, plant and equipment, net	18,593,000	18,714,000
Other assets	5,006,000	5,564,000

Total assets	$105,101,000	$98,916,000

Liabilities and Shareholders' Equity
Accounts payable	$16,050,000	$13,043,000
Accrued expenses	5,583,000	5,251,000
Total current liabilities	21,633,000	18,294,000
Long-term debt	8,864,000	8,650,000
Other long-term liabilities	3,347,000	3,353,000
Shareholders' equity	71,257,000	68,619,000

Total liabilities & shareholders' equity	$105,101,000	$98,916,000